UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2017

AMERICAN HOMES 4 RENT

(Exact name of registrant as specified in its charter)

Maryland	001-36013	46-1229660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30601 Agoura Road, Suite 200 Agoura Hills, California		91301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 413-5300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

On August 14, 2017, American Homes 4 Rent (the “Company”) and American Homes 4 Rent, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (the “Underwriters”), pursuant to which the Company agreed to offer and sell 12,000,000 of its Class A common shares of beneficial interest, par value $0.01 per share (the “Class A common shares”), to the Underwriters at a price of $21.97 per share. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,800,000 Class A common shares at a price of $21.97 per share, which the Underwriters exercised on August 15, 2017. The Company estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $302.8 million. The offering is expected to close on August 18, 2017 subject to customary closing conditions.

The offering was made pursuant to an automatic shelf registration statement filed with the Securities and Exchange Commission on August 4, 2017 (File No. 333-219720), a base prospectus, dated August 4, 2017, included as part of the registration statement, and a prospectus supplement, dated August 14, 2017, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds from this offering (i) to repay indebtedness the Company has incurred or expects to incur under its revolving credit facility and its term loan facility, (ii) to acquire and renovate single-family properties and for related activities in accordance with its business strategy and (iii) for working capital and general corporate purposes, including repurchases of its Class A common shares pursuant to its existing share repurchase program. The foregoing application may be effected through the Operating Partnership by the Company contributing a portion of the net proceeds to the Operating Partnership in exchange for Class A partnership units.

The Company and the Operating Partnership made certain customary representations, warranties and covenants concerning the Company, the Operating Partnership and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Underwriters have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. The Underwriters have received, and may in the future receive, customary fees and commissions for these transactions.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 14, 2017, by and among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.*

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Class A common shares.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

*	Exhibits and schedules to this agreement have been omitted and will be furnished supplementally upon request of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2017		AMERICAN HOMES 4 RENT

	By:	/s/ Stephanie Heim
Stephanie Heim Executive Vice President – Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 14, 2017, by and among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.*

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Class A common shares.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

*	Exhibits and schedules to this agreement have been omitted and will be furnished supplementally upon request of the SEC.